Exhibit 15.2

April 27, 2012

Phoenix New Media Limited

16/F, Fusheng Building Tower 2

No. 4 Hui Xin Dong Jie, Chaoyang District

Beijing 100029

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Risk Factors” and “Organizational Structure” in Phoenix New Media Limited’s Annual Report on Form 20-F for the year ended December 31, 2011, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2011.

Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm